Exhibit 10.1
[EXECUTION VERSION]

ASSET PURCHASE AGREEMENT

Dated as of January 30, 2008

among

BROADPOINT SECURITIES GROUP, INC.,

BROADPOINT CAPITAL, INC.

and

BNY CAPITAL MARKETS, INC.

TABLE OF CONTENTS

Page

ARTICLE I DEFINITIONS AND INTERPRETATIONS		1

1.1.	Definitions	1
1.2.	Interpretation	7

ARTICLE II PURCHASE AND SALE		8

2.1.	Purchased Assets	8
2.2.	Excluded Assets	8
2.3.	Assumed Liabilities	8
2.4.	Excluded Liabilities	8

ARTICLE III PURCHASE PRICE		9

3.1.	Purchase Price	9
3.2.	Allocation of Purchase Price	9

ARTICLE IV CLOSING		9

4.1.	Closing Date	9
4.2.	Payment of the Purchase Price on the Closing Date	9
4.3.	Additional Deliveries of Parent and Buyer	10
4.4.	Seller’s Deliveries	10
4.5.	Procedures for Transfers of Customer Accounts	10
4.6.	Other Technical Transition Arrangements	11

ARTICLE V REPRESENTATIONS AND WARRANTIES OF SELLER		11

5.1.	Organization of Seller	11
5.2.	Authority of Seller.	11
5.3.	Taxes	12
5.4.	Governmental Permits; Compliance with Laws.	12
5.5.	The Roseland Lease	13
5.6.	Title to Property	14
5.7.	Employees.	14
5.8.	Status of Assigned Contracts	14
5.9.	Litigation	14
5.10.	Customer Accounts	14
5.11.	No Finder	15
5.12.	Financial Information	15

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ARTICLE VI REPRESENTATIONS AND WARRANTIES OF BUYER		15

6.1.	Organization of Parent and Buyer	15
6.2.	Authority of Buyer.	15
6.3.	No Finder	16
6.4.	Litigation	16
6.5.	Financing	16
6.6.	Governmental Permits.	16

ARTICLE VII ACTIONS PRIOR TO THE CLOSING DATE		17

7.1.	Investigation by Buyer	17
7.2.	Consents of Third Parties; Governmental Approvals.	17
7.3.	Operations Prior to the Closing Date	18
7.4.	Additional Fixed Assets and Assigned Contracts.	18
7.5.	Preserve Accuracy of Representations and Warranties; Notification of Certain Matters.	18

ARTICLE VIII ADDITIONAL AGREEMENTS		18

8.1.	Taxes.	18
8.2.	Employees.	20
8.3.	Agreement not to Enforce Restrictive Covenants	20
8.4.	Roseland Lease	20
8.5.	Transition Services	20

ARTICLE IX CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER		21

9.1.	No Misrepresentation or Breach of Covenants and Warranties	21
9.2.	No Illegality	21
9.3.	No Restraint or Litigation	21
9.4.	Necessary Governmental Approvals	21
9.5.	Employment Arrangements	21
9.6.	Clearing Agreement	21

ARTICLE X CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER		22

10.1.	No Misrepresentation or Breach of Covenants and Warranties	22
10.2.	No Illegality	22
10.3.	No Restraint or Litigation	22
10.4.	Seller’s FINRA Approval	22
10.5.	Buyer’s Regulatory Approvals	22
10.6.	Necessary Governmental Approvals	22

ARTICLE XI INDEMNIFICATION		23

11.1.	Indemnification by Seller.	23
11.2.	Indemnification by Parent.	24

ii

11.3.	Notice of Claims.	25
11.4.	Third Person Claims.	26
11.5.	Adjustment to Purchase Price	27
11.6.	Exclusive Remedies	27
11.7.	Survival of Obligations	27

ARTICLE XII TERMINATION		27

12.1.	Termination	27
12.2.	Notice of Termination	28
12.3.	Effect of Termination	28

ARTICLE XIII GENERAL PROVISIONS		28

13.1.	Confidential Nature of Information.	28
13.2.	No Public Announcement	29
13.3.	Notices	29
13.4.	Successors and Assigns	30
13.5.	Access to Records after Closing.	30
13.6.	Entire Agreement; Amendments	30
13.7.	Partial Invalidity	31
13.8.	Waivers	31
13.9.	Expenses	31
13.10.	Execution in Counterparts	31
13.11.	Further Assurances	31
13.12.	Governing Law	32
13.13.	Submission to Jurisdiction; Waiver of Jury Trial	32

iii

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of January 30, 2008, by and among BROADPOINT SECURITIES GROUP, INC. (f/k/a First Albany Companies Inc.), a New York corporation (“Parent”), BROADPOINT CAPITAL, INC. (f/k/a First Albany Capital Inc.), a New York corporation (“Buyer”), and BNY CAPITAL MARKETS, INC., a New York corporation (“Seller”).

W I T N E S S E T H:

WHEREAS, the Roseland, New Jersey based division of Seller (the “Division”) carries on a business involving secondary market sales and trading activities relating to a broad spectrum of fixed income and convertible securities (the “Business”);

WHEREAS, Seller wishes to sell, and Buyer wishes to purchase, the Purchased Assets (as defined below) on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, it is the intent of the parties to provide for a seamless transfer of the Transferred Customer Accounts (as defined below) from Seller to Buyer with minimal inconvenience to the customers of the Business and with full preservation of their rights;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties to this Agreement agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATIONS

1.1.            Definitions.  In this Agreement, the following terms have the meanings specified or referred to in this Section 1.1 and shall be equally applicable to both the singular and plural forms.

“Affiliate” means, with respect to any Person, any other Person which, at the time of determination, directly or indirectly through one or more intermediaries Controls, is Controlled by or is under Common Control with such Person.

“Agreement” has the meaning specified in the first paragraph of this Agreement.

“Allocation Schedule” has the meaning specified in Section 3.2.

“Assigned Contracts” has the meaning specified in Section 2.1(b).

“Assumed Liabilities” has the meaning specified in Section 2.3.

“Business” has the meaning specified in the first recital of this Agreement.  For the avoidance of doubt, the “Business” includes all services currently being provided to clients or customers by the Designated Employees.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close.

“Buyer” has the meaning specified in the first paragraph of this Agreement.

“Buyer Ancillary Agreements” means all agreements, instruments and documents being or to be executed and delivered by Buyer under this Agreement or in connection herewith.

“Buyer Disclosure Schedule” means the letter dated the date hereof delivered by Buyer to Seller, which letter relates to this Agreement and is designated therein as the Buyer Disclosure Schedule.

“Buyer Group Member” means (i) Buyer and its Affiliates, (ii) the directors, officers and employees of each of Buyer and its Affiliates and (iii) the respective successors and assigns of each of the foregoing.

“Claim Notice” has the meaning specified in Section 11.3(a).

“Closing” means the closing of the Transactions contemplated by this Agreement.

“Closing Date” has the meaning specified in Section 4.1.

“COBRA” has the meaning specified in Section 8.2(c).

“Code” means the Internal Revenue Code of 1986.

“Confidential Information” has the meaning specified in Section 13.1.

“Confidentiality Agreement” means the Confidentiality Agreement dated August 7, 2007 between Parent and The Bank of New York.

“Contracts” means all written contracts, agreements, leases, subleases, licenses, sublicenses, permits, evidences of indebtedness, mortgages, indentures, notes, bonds, concessions, franchises, security agreements, joint settlement agreements, commitments, indemnities, assignments, understandings and arrangements.

“Control” means, as to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise.  The terms “Controlled by,” “under Common Control with” and “Controlling” shall have correlative meanings.

“Court Order” means any judgment, order, award or decree of any United States federal, state or local, or any supra-national or non-U.S., court or tribunal and any award in any arbitration proceeding.

“Customer” means any Person to whom the Division provides brokerage, securities execution or similar services as part of the Business.

“Customer Accounts” means the accounts maintained by Customers with Seller in respect of the Business.

“Customer Records” means all documentation and records (including records stored in electronic form) obtained or created by Seller in the conduct of the Business in respect of Customers (excluding any information that does not relate to the conduct of the Business), whether housed on Pershing’s system or otherwise, including the name, address, Tax ID (on an IRS form furnished by the Customer), instructions, suitability information and account transaction interfaces of Customers and any representation letters and consents provided by Customers.

“Designated Employees” means the Employees of the Business listed as Designated Employees in the Buyer Disclosure Schedule.

“Designated Key Employees” means the Designated Employees listed as Designated Key Employees in the Buyer Disclosure Schedule.

“Disclosure Schedules” means, collectively, the Seller Disclosure Schedule and the Buyer Disclosure Schedule.

“Division” has the meaning specified in the first recital to this Agreement.

“Employee Letter” means a letter in a form satisfactory to Buyer executed and delivered by a Designated Employee (to become effective upon such Designated Employee becoming a Transferred Employee) which will address any non-competition and non-solicitation restrictions to become applicable to such Designated Employee as an employee of Buyer and any equity incentive awards and/or special bonus incentives to be offered to such Designated Employee by Buyer in connection with the hiring of such Designated Employee, as well as any other matters that may be agreed to by Buyer and such Designated Employee.

“Employees” means any employee of the Division as of the date hereof whose duties principally relate to the conduct of the Business.

“Encumbrance” means any lien (statutory or other), claim, charge, security interest, mortgage, deed of trust, pledge, hypothecation, assignment, conditional sale or other title retention agreement, preference, priority or other security agreement or preferential arrangement of any kind, and, with respect to any Leased Real Property included in the Purchased Assets (if any), any easement, encroachment, covenant, restriction, right of way, defect in title or other encumbrance of any kind.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Exchange Act” means the Securities Exchange Act of 1934 and the rules and regulations of the SEC thereunder.

“Excluded Assets” has the meaning specified in Section 2.2.

“Excluded Liabilities” has the meaning specified in Section 2.4.

“Excluded Seller Representations” shall have the meaning specified in clause (B) of the proviso set forth in Section 11.1(a).

“Expenses” means any and all documented out-of-pocket expenses incurred in connection with investigating, defending or asserting any claim, action, suit or proceeding incident to any matter indemnified against hereunder (including court filing fees, court costs, arbitration fees or costs, witness fees, and reasonable fees and disbursements of legal counsel, investigators, expert witnesses, consultants, accountants and other professionals).

“FINRA” means the Financial Industry Regulatory Authority, Inc.

“Fixed Assets” has the meaning specified in Section 2.1(c).

“GAAP” means United States generally accepted accounting principles.

“Governmental Body” means any United States federal, state or local, or any supra-national or non-U.S., government, political subdivision, governmental, regulatory or administrative authority, instrumentality, agency body or commission, self-regulatory organization, court, tribunal or judicial or arbitral body.

“Governmental Permits” has the meaning specified in Section 5.4.

“Indemnified Party” has the meaning specified in Section 11.3(a)

“Indemnitor” has the meaning specified in Section 11.3(a).

“IRS” means the United States Internal Revenue Service.

“Knowledge of Seller” means the actual knowledge of any of the following individuals:  Joseph Mannello, John DiChiara and Jack Gavin.

“Laws” means any United States federal, state and local, and any non-U.S., laws, statutes, regulations, rules, codes or ordinances enacted, adopted, issued or promulgated by any Governmental Body (including those pertaining to electrical, building, zoning, environmental and occupational safety and health requirements) or common law or equity.

“Liabilities” means any liabilities or obligations, direct or indirect, known or unknown, absolute or contingent.

“Losses” means any and all losses, costs, obligations, liabilities, settlement payments, awards, judgments, fines, penalties, damages, deficiencies or other charges (excluding incidental, special and consequential damages, including lost profits) suffered or incurred by an Indemnified Party.

“Material Adverse Effect” means an event, change or occurrence which is materially adverse to the Business, other than (a) any events, changes or occurrences that generally affect the industry in which the Business operates (including legal and regulatory changes), (b) changes arising from the consummation of the Transactions contemplated by, or the announcement of the execution of, this Agreement, including (i) any actions of competitors, (ii) any actions taken by or losses of employees or Customers and (c) any circumstance, change or effect that results from any action taken pursuant to or in accordance with this Agreement or at request of Buyer.

“NASD” means the National Association of Securities Dealers, Inc.

“Negative Response Letter” means a letter in the form attached as Exhibit B hereto (as same may be modified by agreement of the parties).

“New Pershing Clearing Agreement” has the meaning specified in Section 9.6.

“Non-RVP/DVP Accounts” means Customer Accounts that are retail accounts or are institutional accounts that are not RVP/DVP Accounts.

“Notice of Account Transfer” means a notice of account transfer substantially in the form attached as Exhibit C hereto (as same may be modified by agreement of the parties).

“Notice Period” has the meaning specified in Section 11.3(a).

“Parent” has the meaning specified in the first paragraph of this Agreement.

“Permitted Encumbrances” means (i) liens for Taxes which are not yet due and payable, (ii) liens of landlords and liens of carriers, warehousemen, mechanics and materialmen and other similar liens imposed by law arising in the ordinary course of business for sums not yet due and payable or delinquent, (iii) other liens or imperfections on property which do not adversely affect title to, detract from the value of, or impair the existing use of, the property affected by such lien or imperfection, (iv) any lien on equipment subject to equipment leases included in the Purchased Assets (other than liens on the Seller’s interest thereunder) and (v) any mortgage, deed of trust or any other lien or encumbrance on the real property that is subject to the Roseland Lease (other than liens or encumbrances on Seller’s interest thereunder).

“Pershing” means Pershing LLC.

“Person” means any individual, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust, unincorporated organization or Governmental Body.

“Post-Closing Tax Period” has the meaning specified in Section 8.1(a).

“Pre-Closing Tax Period” has the meaning specified in Section 8.1(a).

“Purchase Price” has the meaning specified in Section 3.1.

“Purchased Assets” means all the assets set forth in Section 2.1.

“Restrictive Covenant” means any covenant or agreement pursuant to which any Transferred Employee:  (i) has agreed not to compete with Seller or any Affiliate in any respect or (ii) has agreed not to solicit customers of Seller or any Affiliate.

“Roseland Lease” means that certain Lease Agreement, dated April 28, 1992, between Mendham Capital Group, Inc. (predecessor in interest to BNY Capital Markets, Inc.), and Roseland II Limited Partnership (predecessor in interest to Mack-Cali Realty Corporation) and the related parking license agreements, and all amendments to the foregoing.

“RVP/DVP Accounts” means institutional Customer Accounts that are “receive vs. payment/deliver vs. payment” accounts.

“SEC” means the United States Securities and Exchange Commission.

“Seller” has the meaning specified in the first paragraph of this Agreement.

“Seller Ancillary Agreements” means all agreements, instruments and documents being or to be executed and delivered by Seller under this Agreement or in connection herewith.

“Seller Disclosure Schedule” means the letter dated the date hereof delivered by Seller to Buyer, which letter relates to this Agreement and is designated therein as the Seller Disclosure Schedule.

“Seller Group Member” means (i) Seller and its Affiliates, (ii) the directors, officers and employees of each of Seller and its Affiliates and (iii) the respective successors and assigns of each of the foregoing.

“Tax” or “Taxes” mean: (i)  any United States federal, state, municipal or local, or non-U.S., income, gross receipts, windfall profit, severance, property, production, sales, use, license, excise, franchise, employment, payroll, withholding (including on amounts paid to or by an Person), alternative or add-on minimum, ad valorem, value added, transfer, documentary stamp, registration, or environmental (including taxes under Code Section 59A) tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together in each case with any interest or penalty, addition to tax or additional amount imposed by any Governmental Body; and (ii)  any liability for the payment of amounts with respect to payments of a type described in clause (i) as a result of being a member of an affiliated, consolidated, combined, unitary, or similar group, as a result of being party to any agreement or any express or implied obligation to indemnify any Person, or as a result of any Laws regarding transferee, successor or like liability.

“Tax Return” means any return, declaration, report or similar statement or any other document required to be filed with respect to any Taxes (including any attached schedules), including any information return, claim for refund, amended return or declaration of estimated Tax.

“Third Person Claim” has the meaning specified in Section 11.3(a).

“Transaction Documents” means this Agreement, the Seller Ancillary Agreements and the Buyer Ancillary Agreements.

“Transactions” means the sale and purchase of the Purchased Assets, the assumption of the Assumed Liabilities and the related transactions contemplated herein and in the Transaction Documents.

“Transferred Customer Records” means any Customer Records (i) that may be assigned by Seller to Buyer without the consent (negative or positive) of the applicable Customer under applicable Laws or (ii) for which a Negative Response Letter has been delivered to the applicable Customer in accordance with Section 4.5, and no notice has been received from such Customer withholding consent for an assignment by Seller of such Customer Records to Buyer prior to 12:00 noon on the day preceding the Closing Date.

“Transfer Tax” means any transfer, documentary, sales, bulk sales, use, registration, value added or other similar Tax, including any applicable real estate transfer Tax and any real property transfer gains Tax.

“Transferred Employee” means Designated Employee who becomes an employee of Buyer as contemplated in this Agreement.

“Upset Date” has the meaning specified in Section 12.1(b)(ii).

“WARN” means the Workers’ Adjustment Retraining and Notification Act.

1.2.            Interpretation.  For purposes of this Agreement, (i) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation,” (ii) the word “or” is not exclusive and (iii) the words “herein”, “hereof”, “hereby”, “hereto” and “hereunder” refer to this Agreement as a whole.  Unless the context otherwise requires, references herein:  (i) to Articles, Sections, Exhibits and Schedules mean the Articles and Sections of, and the Exhibits and Schedules attached to, this Agreement; (ii) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement; and (iii) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder.  The Schedules, Exhibits and Disclosure Schedules referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein.  Titles to Articles and headings of Sections are inserted for convenience of reference only and shall not be deemed a part of or to affect the meaning or interpretation of this Agreement.  This Agreement, Buyer Ancillary Agreements and Seller Ancillary Agreements shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.

ARTICLE II

PURCHASE AND SALE

2.1.            Purchased Assets.  Upon the terms and subject to the conditions of this Agreement, on the Closing Date, Seller shall sell, transfer, assign, convey and deliver to Buyer, and Buyer shall purchase from Seller, free and clear of all Encumbrances (except for Permitted Encumbrances), all right, title and interest of Seller in, to and under the following (collectively,  but excluding the Excluded Assets, the “Purchased Assets”):

(a)            the Roseland Lease, including any related deposit;

(b)            each of the Contracts listed on Schedule 2.1(b) as well as any additional Contracts designated subsequent to the date hereof pursuant to Section 7.4, including any related deposits, to the extent still in effect as of the Closing Date (the “Assigned Contracts”);

(c)            the leasehold improvements, equipment, furniture, fixtures and other personal property listed on or referred to in Schedule 2.1(c), as well as any similar assets added to the Business after the date hereof consistent with Section 7.4, to the extent in existence as of the Closing Date (the “Fixed Assets”);

(d)            any inventories of office supplies, forms or other similar items used in the Business as of the Closing Date; and

(e)            originals or copies (in each case, to the extent in Seller’s possession or control) of: (i) the Transferred Customer Records, (ii) any correspondence or other documents relating to the Roseland Lease, (iii) any correspondence or other records relating to the Assigned Contracts; and (iv) any correspondence, bills of sale, warranties, maintenance or other records relating to the Fixed Assets.

2.2.            Excluded Assets.  Notwithstanding the provisions of Section 2.1, the Purchased Assets shall not include any of the rights, properties or assets of Seller identified in Schedule 2.2 (collectively, the “Excluded Assets”).

2.3.            Assumed Liabilities.  Upon the terms and subject to the conditions of this Agreement, on the Closing Date, Buyer shall assume, pay, perform and otherwise discharge any liabilities or obligations of Seller under the Roseland Lease or the Assigned Contracts that are required to be performed or discharged on or after the Closing Date (other than any Liabilities arising out of or resulting from any breach by Seller or any Affiliate of any provision thereof prior to the Closing Date) (collectively, the “Assumed Liabilities”).

2.4.            Excluded Liabilities.  Buyer shall not assume or be obligated to pay, perform or otherwise discharge any Liabilities other than Assumed Liabilities (all such Liabilities being herein called the “Excluded Liabilities”).

ARTICLE III

PURCHASE PRICE

3.1.            Purchase Price.  The purchase price for the Purchased Assets (the “Purchase Price”) shall be equal to the (i) sum of the aggregate net book value of the Fixed Assets and any related deposits under relating to the Roseland Lease and the Assigned Contracts, as shown on the accounting records of Seller maintained in accordance with GAAP and (ii) $550,000.  At least three (3) Business Days prior to the Closing Date, Seller shall provide Buyer with a schedule (consistent with the schedule heretofore delivered by Seller to Buyer listing the Fixed Assets as they exist on the date of this Agreement and their net book values determined from such accounting records) showing the calculation of such aggregate net book value, on the basis of which the parties shall determine the amount of the Purchase Price.  In the event of any disagreement regarding such calculation, the parties will endeavor to resolve such disagreement promptly and in good faith.

3.2.            Allocation of Purchase Price.  Within 60 days after the Closing, Buyer shall deliver to Seller a schedule (the “Allocation Schedule”) allocating the Purchase Price (and any other items treated as consideration paid to Seller for United States federal income Tax purposes) among the Purchased Assets in accordance with Section 1060 of the Code and the Treasury Regulations thereunder.  To the extent in accordance with Section 1060 and the Treasury Regulations thereunder, the Purchase Price shall be allocated first to the net book value of the Purchased Assets with any excess then allocated to goodwill.  Seller (and each of its Affiliates) and Buyer (and each of its Affiliates) shall file all income, franchise or similar Tax Returns consistent with the allocation set forth on the Allocation Schedule.

ARTICLE IV

CLOSING

4.1.            Closing Date.  Subject to satisfaction or waiver of the conditions set forth in Article IX and Article X, the Closing shall be consummated at 11:00 A.M., New York time, on February 29, 2008 or, if not all such conditions have been or are capable of being satisfied on such date, on the first Business Day thereafter as of which all such conditions have been or are capable of being satisfied, at the offices of Sidley Austin LLP, or at such other place or at such other date and time as shall be agreed upon by Buyer and Seller.  The Closing shall be deemed to have become effective as of 11:59 P.M., New York time, on the date on which the Closing is actually held (with such time and date being sometimes referred to herein as the “Closing Date”).

4.2.            Payment of the Purchase Price on the Closing Date.  At the Closing, Buyer shall pay the Purchase Price to Seller by wire transfer of immediately available funds in U.S. Dollars to a bank account specified by Seller in writing at least two (2) Business Days prior to the Closing.

4.3.            Additional Deliveries of Parent and Buyer.  At the Closing, Parent and Buyer shall deliver to Seller all the following:

(a)            the certificate of Parent contemplated by Section 10.1, duly executed by an authorized officer of Parent; and

(b)            a counterpart of an assignment and assumption agreement in customary form, duly executed by Buyer.

4.4.             Seller’s Deliveries.  At the Closing Seller, shall deliver to Buyer and Parent all the following:

(a)            the certificate of Seller contemplated by Section 9.1, duly executed by an authorized officer of Seller;

(b)            a counterpart of an assignment and assumption Agreement in customary form, duly executed by Seller;

(c)            a bill of sale for the Fixed Assets in form and substance reasonably satisfactory to Buyer;

(d)            all consents, waivers or approvals obtained by Seller with respect to the Purchased Assets or the consummation of the Transactions contemplated by this Agreement (it being agreed that Seller will use commercially reasonable efforts to include a customary estoppel provision in the consent to assignment obtained from the landlord under the Roseland Lease);

(e)            an assignment, in recordable form, with respect to the Roseland Lease, duly executed by Seller and in form and substance reasonably satisfactory to Buyer;

(f)            an executed certificate of non-foreign status of Seller complying with the provisions of United States Treasury Regulation Section 1.1445-2(b);

(g)            such other bills of sale, assignments and other instruments of transfer or conveyance necessary to evidence and effect the sale, assignment, transfer, conveyance and delivery of the Purchased Assets to Buyer.

4.5.            Procedures for Transfers of Customer Accounts.  At least thirty (30) days prior to the Closing Date, Seller shall mail Negative Response Letters to each Customer who maintains a Non-RVP/DVP Account.  At least ten (10) days prior to the Closing Date, Seller shall mail to each Customer who maintains an RVP/DVP Account a Notice of Account Transfer.  For each Person who becomes a new Customer subsequent to the mailing of such Notices of Account Transfer, Seller shall cause such Customer to execute a consent in a form to be agreed upon by the parties authorizing the transfer of the related Customer Account to Buyer on the Closing Date as provided herein.  Seller will be responsible for ensuring that the Customer Accounts of any negative consenting Customers will be closed and the associated assets will be transferred in accordance with the Customer’s instructions at least one business day prior to the Closing Date.  Subject to the New Pershing Clearing Agreement becoming effective, on the Closing Date, the parties shall cause Pershing to “repoint” the Customer Records housed on

Pershing’s system to Buyer in accordance with the procedures described on Schedule 4.5.  Buyer shall cooperate with Seller and Pershing to reconcile trades occurring prior to the Closing Date that settle following the Closing Date, which such trades shall be for the account and benefit of Seller.

4.6.            Other Technical Transition Arrangements.  The parties agree that between the date of this Agreement and the Closing Date they will cooperate to identify any actions with regard to operating systems and similar matters that need to be taken on or prior to the Closing Date in order for Buyer to be able to conduct the Business from and after the Closing Date without material disruption.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF SELLER

As an inducement to Buyer to enter into this Agreement and to consummate the Transactions contemplated hereby, Seller represents and warrants to Buyer that, except as set forth in the Seller Disclosure Schedule:

5.1.            Organization of Seller.  Seller is a corporation duly organized and validly existing under the laws of the State of New York and is in good standing in all jurisdictions in which its failure to qualify or be in good standing would have a Material Adverse Effect.  Seller has full power and authority to own or lease and to operate and use the Purchased Assets and to carry on the Business as now conducted.

5.2.            Authority of Seller.

(a)            Seller has full power and authority to execute, deliver and perform this Agreement and all of Seller Ancillary Agreements to which it is a party. The execution, delivery and performance of this Agreement and such Seller Ancillary Agreements by Seller has been duly authorized and approved by Seller’s Board of Directors and does not require any further authorization or consent on the part of Seller.  This Agreement has been duly authorized, executed and delivered by Seller and is the legal, valid and binding obligation of Seller enforceable in accordance with its terms, and each of Seller Ancillary Agreements to which Seller is a party has been duly authorized by Seller and upon execution and delivery will be a legal, valid and binding obligation of Seller enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditor’s rights and to general equity principles.

(b)            Except as set forth in Section 5.2 of the Seller Disclosure Schedule, neither the execution and delivery by Seller of this Agreement or any of Seller Ancillary Agreements or the consummation of any of the Transactions contemplated hereby or thereby nor compliance with or fulfillment of the terms, conditions and provisions hereof or thereof will:

(i)            conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under, or result in the creation or imposition of any Encumbrance upon any of the Purchased Assets, under (A) the certificate of incorporation or by-laws of Seller, (B) any material note, instrument, agreement, mortgage, lease, license, franchise, permit or other authorization, right, restriction or obligation to which Seller is a party (other than the Assigned Contracts, which are addressed in Section 5.8), (C) any Court Order to which Seller is a party or any of the Purchased Assets is subject or by which Seller is bound or (D) any Laws affecting Seller, the Purchased Assets or the Business, except, in the case of clause (B), (C) or (D), the effect of which would not be reasonably expected to have a Material Adverse Effect; or

(ii)            require the approval, consent, authorization or act of, or the making by of any declaration, filing or registration with, any Person, except pursuant to the applicable provisions of United States federal and state laws relating to the regulation of broker-dealers and the rules and regulations of the SEC, applicable state securities commissions, and the securities exchanges, boards of trade or other industry self-regulatory organizations of which Seller is a member (each of which is listed in Section 5.2 of the Seller Disclosure Schedule).

5.3.            Taxes.  With respect to any Taxes, the nonpayment of which would result in a lien or other Encumbrance on any Purchased Asset or would result in Buyer becoming liable therefor, (i) all Tax Returns that are required to be filed by Seller with respect to the Purchased Assets or the Business on or prior to the Closing Date or that relate to any period ending on or prior to the Closing Date have been or will be duly filed, (ii) such Tax Returns are (or will be when filed) complete and accurate in all material respects, (iii) all Taxes with respect to the Purchased Assets or the Business, whether or not reported on such Tax Returns, have been (or will be when due) paid in full, and (iv) no audit, examination, or deficiency or refund litigation with respect to any such Taxes is pending.  Seller has complied in all material respects with Laws regarding the withholding of Tax from any amounts paid to employees or any other Persons.

5.4.            Governmental Permits; Compliance with Laws.

(a)            All licenses, registrations, qualifications, memberships, franchises, permits, privileges, approvals and other authorizations from a Governmental Body held by Seller in connection with the ownership of the Purchased Assets and/or the operation of the Business are listed in Section 5.4(a) of the Seller Disclosure Schedule (collectively, the “Governmental Permits”).  Except as would not have a Material Adverse Effect, the Governmental Permits constitute all the licenses, registrations, qualifications, memberships, franchises, permits, privileges, approvals and other authorizations from a Governmental Body required in order to own the Purchased Assets and to operate the Business in compliance with all applicable Laws.

(b)            Except as would not have a Material Adverse Effect, with respect to the operation of the Business, Seller has timely filed (and, where applicable, obtained approval of) all registrations, qualifications, memberships, applications, declarations, reports, notices, forms and other filings required to be filed by it with the SEC, FINRA, or any other Governmental Body, and all amendments or supplements to any of the foregoing.

(c)            Seller has made available to Buyer a copy of the currently effective Form BD as filed by Seller with the SEC. Except as set forth in Section 5.4(c) of the Seller Disclosure

Schedule, the information contained in such form was complete and accurate in all material respects as of the time of filing thereof and, to the Knowledge of Seller, remains complete and accurate in all material respects as of the date hereof.

(d)            Except as set forth in Section 5.4(d) of the Seller Disclosure Letter and except with respect to employees in training or employees who have been employed by the Division for fewer than 90 days and except as would not have a Material Adverse Effect, all of the Employees who are required to be licensed or registered to conduct the Business are duly licensed or registered in each state and with each Governmental Body in which or with which such licensing or registration is so required.

(e)            Except as disclosed on Form BD of Seller or any Form U4 of any Designated Employee filed prior to the date of this Agreement, copies of which have been made available to Buyer, neither Seller with respect to the Division nor, to the Knowledge of Seller, any Designated Employee has been the subject of any disciplinary proceedings or orders of any Governmental Body arising under applicable laws which would be required to be disclosed on Form BD or Form U4, as the case may be. With respect to the operation of the Business, no such disciplinary proceeding or order is pending or, to the Knowledge of Seller, threatened. Except as disclosed on Form BD of Seller or any Form U4 of a Designated Employee with respect to the operation of the Business filed prior to the date of this Agreement, neither Seller nor, to the Knowledge of Seller, any Designated Employee has been permanently enjoined by the order of any Governmental Body from engaging or continuing any conduct or practice in connection with any activity or in connection with the purchase or sale of any security. Except as disclosed on Form BD of Seller or any Form U4 of Designated Employee with respect to the operation of the Business filed prior to the date of this Agreement, neither Seller nor, to the Knowledge of Seller, any Designated Employee is or has been ineligible to serve as a broker-dealer or be associated with a broker-dealer under Section 15(b) of the Exchange Act, as the case may be (including being subject to any “statutory disqualification” as defined in Section 3(a)(39) of the Exchange Act) or is subject to heightened supervision under applicable FINRA (NASD) interpretations or pronouncements.

(f)            To the Knowledge of Seller, the information provided by Seller to the Central Registration Depository with respect to the Employees of the Division (including any Form BD or Form U4) is true, accurate and complete in all material respects.

(g)            Seller has heretofore made available to Buyer copies of all material regulatory correspondence, examination reports and deficiency letters received or sent by Seller with respect to the Business and/or the Designated Employees since September 1, 2005.

5.5.            The Roseland Lease.  Except as is disclosed in Section 5.5 of the Seller Disclosure Schedule, (i) the leasehold interest of Seller under the Roseland Lease is not subject or subordinate to any Encumbrance except for Permitted Encumbrances. (ii) to the Knowledge of Seller, there exists no material default under the Roseland Lease (by either the Seller or the landlord thereunder) and (iii) Seller has not received any notice that condemnation or other taking by any Governmental Body is pending, threatened or contemplated against the whole or any part of the real property that is subject to the Roseland Lease.  A complete and correct copy of the Roseland Lease has heretofore been made available by Seller to Buyer.

5.6.            Title to Property.  Seller has good and marketable title to, or a valid leasehold interest in, all of the Purchased Assets (other than Intellectual Property).  At Closing, Seller will transfer and assign to Buyer the Purchased Assets, free and clear of all Encumbrances, except for Permitted Encumbrances.

5.7.            Employees.

(a)            Seller has heretofore delivered to Buyer a schedule setting forth the annual compensation and incentive compensation of each of the Designated Employees for 2007.

(b)            Except as disclosed in Section 5.7(b) of the Seller Disclosure Schedule, since January 1, 2005, there have been no lawsuits, claims, suits, complaints, proceedings or investigations asserted, or to the Knowledge of Seller threatened, against or affecting Seller by any of the Designated Employees.  Seller has also heretofore delivered to Buyer a summary of certain internal actions taken by Seller or its Affiliates in respect of certain of the Designated Employees.

5.8.            Status of Assigned Contracts.  Except as disclosed in Section 5.8 of the Seller Disclosure Schedule:  (a) each of the Contracts listed on Schedule 2.1(b) constitutes a valid and binding obligation of Seller and, to the Knowledge of Seller, the other parties thereto enforceable in accordance with its terms and is in full force and effect subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditor’s rights and to general equity principles; and (b) Seller has fulfilled and performed its material obligations under each of the Assigned Contracts, and Seller is not in breach or default under, nor is there or, to the Knowledge of Seller, is there alleged to be any basis for termination of, any of the Assigned Contracts and, to the Knowledge of Seller, no other party to any of the Assigned Contracts has breached or defaulted thereunder, and no event has occurred and no condition or state of facts exists which, with the passage of time or the giving of notice or both, would constitute such a material default or breach by Seller or, to the Knowledge of Seller, by any such other party.  Complete and correct copies of each of the Assigned Contracts have been delivered to Buyer by Seller.

5.9.            Litigation.  Except as set forth in Section 5.9 of the Seller Disclosure Schedule:

(a)            Seller is not, with respect to the Business, nor are any of the Purchased Assets, subject to any Court Order; and

(b)            there are no lawsuits, claims, suits, complaints, proceedings or investigations pending or, to the Knowledge of Seller, threatened against or affecting Seller or any of the Designated Employees in respect of the Purchased Assets or the Business, and to the Knowledge of Seller there are no lawsuits, suits, complaints or proceedings pending in which Seller or its current or former employees is the plaintiff or claimant and which relate to the Purchased Assets or the Business, which if adversely determined would be reasonably expected to have a Material Adverse Effect.

5.10.          Customer Accounts.  Seller has heretofore delivered to Buyer a materially correct list of the top ten Customers of each salesman included in the Designated

Employees setting forth the name of each such Customer and the amount of revenue generated by each such Customer during 2006 and 2007.  Seller has also heretofore delivered a list setting forth the address of record for each current Customer with an address of record located outside the U.S.  For the Customers maintaining RVP/DVP Accounts, Seller is permitted to transfer the related Transferred Customer Records to Buyer using the Negative Response Letters contemplated to be mailed pursuant to Section 4.5.  Except as disclosed in Section 5.10 of the Seller Disclosure Schedule, to the Knowledge of Seller there are no complaints pending or threatened with respect to any Customer Account or other controversies pending with respect to any Customer Account that could reasonably be expected to result in a complaint.  The Transferred Customer Records will constitute true and correct copies of the corresponding records maintained by Seller.

5.11.          No Finder.  Neither Seller nor any Person acting on its behalf has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the Transactions contemplated by this Agreement other than to Evercore Partners Inc. and Gleacher Partners LLC, whose fees and expenses shall be paid by Seller.

5.12.          Financial Information.  The securities haircut reports for the Business as of March 31, June 29 and September 28, 2007 attached as Schedule 5.12(A) to the Seller Disclosure Schedule in all material respects were prepared in compliance with applicable regulatory requirements and are true and correct.  The monthly income statements for the Business attached as Schedule 5.12(B) to the Seller Disclosure Schedule were prepared in accordance with GAAP (other than as to transfer pricing related to interest income and expense) and, to the Knowledge of Seller, are true and correct in all material respects.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF BUYER

As an inducement to Seller to enter into this Agreement and to consummate the Transactions contemplated hereby, Parent hereby represents and warrants to Seller and agrees as follows:

6.1.            Organization of Parent and Buyer. Parent and Buyer are corporations duly organized, validly existing and in good standing under the laws of the State of New York, and each has full power and authority to own or lease and to operate and use its properties and assets and to carry on its business as now conducted.

6.2.            Authority of Buyer.

(a)            Parent and Buyer each has full power and authority to execute, deliver and perform this Agreement and any Buyer Ancillary Agreements to which it is a party. The execution, delivery and performance of this Agreement and Buyer Ancillary Agreements by Buyer have been duly authorized and approved by Buyer’s board of directors and do not require any further authorization or consent of Buyer or its stockholders.  This Agreement has been duly authorized, executed and delivered by Buyer and is the legal, valid and binding agreement of Buyer enforceable in accordance with its terms, and each of Buyer Ancillary Agreements has been duly authorized by Buyer and upon execution and delivery by Buyer will be a legal, valid and binding obligation of Buyer enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditor’s rights and to general equity principles.

(b)            Except as set forth in Section 6.2(b) of the Buyer Disclosure Schedule, neither the execution and delivery by Parent or Buyer of this Agreement or any of the Buyer Ancillary Agreements or the consummation of any of the Transactions contemplated hereby or thereby nor compliance with or fulfillment of the terms, conditions and provisions hereof or thereof will:

(i)            conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under (A) the certificate of incorporation or by-laws of Parent or Buyer, (B) any material note, instrument, agreement, mortgage, lease, license, franchise, permit or other authorization, right, restriction or obligation to which Parent or Buyer is a party or any of their respective properties is subject or by which Parent or Buyer is bound, (C) any Court Order to which Parent or Buyer is a party or by which it is bound or (D) any Laws affecting Parent or Buyer; or

(ii)            require the approval, consent, authorization or act of, or the making by Parent or Buyer of any declaration, filing or registration with, any Person.

6.3.            No Finder.  Neither Parent, Buyer nor any Person acting on behalf of Parent or Buyer has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the Transactions contemplated by this Agreement.

6.4.            Litigation.  There is no action pending or, to the knowledge of Parent, threatened against Buyer seeking to enjoin or restrain any of the Transactions contemplated by this Agreement.

6.5.            Financing.  Buyer has sufficient immediately available funds to pay, in cash, the Purchase Price and all other amounts payable pursuant to this Agreement or otherwise necessary to consummate all the Transactions contemplated hereby.

6.6.            Governmental Permits.

(a)            Immediately prior to the Closing Date, Buyer will have all material licenses, franchises, permits, privileges, approvals and other authorizations from a Governmental Body required in order to purchase and own the Purchased Assets and/or the operate the Business in compliance with all applicable Laws.

(b)            Immediately prior to the Closing Date, Buyer will have timely filed all material registrations, declarations, reports, notices, forms and other filings required to be filed by it with the SEC, FINRA or any other Governmental Body, and all amendments or supplements to any of the foregoing, in order to purchase and own the Purchased Assets and/or the operate the Business in compliance with all applicable Laws.

ARTICLE VII

ACTIONS PRIOR TO THE CLOSING DATE

The respective parties hereto covenant and agree to take the following actions between the date hereof and the Closing Date:

7.1.            Investigation by Buyer.  Upon reasonable notice, Seller shall afford the officers, employees and authorized representatives of Parent (including independent public accountants and attorneys) reasonable access during normal business hours to the offices, properties, employees and business and financial records (including computer files, retrieval programs and similar documentation) of the Division and shall furnish to Parent or its authorized representatives such additional information concerning the Purchased Assets, the Business and the operations of the Division as shall be reasonably requested by Parent; provided, however, that any such access or furnishing of information shall be conducted at the Parent's expense, under the supervision of Seller's personnel and in such a manner as not to interfere with the normal operations of the Business. Notwithstanding anything to the contrary in this Agreement, Seller shall not be required to disclose any information to Parent if such disclosure would, in Seller's sole discretion, (i) cause significant competitive harm to the Business if the Transactions contemplated hereby are not consummated, (ii) jeopardize any attorney-client or other legal privilege or (iii) contravene any applicable Laws, fiduciary duty or binding agreement entered into prior to the date hereof.

7.2.            Consents of Third Parties; Governmental Approvals.

(a)            Prior to the Closing Date, Seller shall use commercially reasonable efforts to obtain the consent or approval (or waiver thereof) of any Person that is necessary to permit Seller to assign and transfer the all of the Purchased Assets and to transfer the Transferred Customer Records to Buyer free and clear of Encumbrances (except for Permitted Encumbrances), and to perform its obligations under, and conclude the Transactions contemplated by, this Agreement; provided that Seller shall not have any obligation to offer or pay any consideration in order to obtain any such consents or approvals.  During the period prior to the Closing Date, Buyer shall act diligently and reasonably to cooperate with Seller in attempting to obtain the consents, approvals and waivers contemplated by this Section 7.2(a).

(b)            The parties hereto shall use reasonable best efforts, and shall cooperate with each other, in attempting to obtain any consents and approvals (or waivers thereof) of any Governmental Body required to permit the consummation of the Transactions contemplated by this Agreement or to otherwise satisfy the conditions set forth in Sections 9.4, 10.4 and 10.5. Seller has heretofore delivered to Buyer a true and correct copy of the application filed by Seller with FINRA under NASD Rule 1017 in relation to the Transactions and Buyer has delivered to Seller a true and correct copy of a letter submitted by Buyer to FINRA discussing the application of NASD Rule 1017 to Buyer in relation to the Transactions. Buyer and Seller shall advise each other as to material developments with respect to the status of receipt of approvals as contemplated by this Section 7.2 and Sections 9.4, 10.4 and 10.5.

(c)            Notwithstanding anything herein to the contrary, neither Seller nor Buyer shall be obligated to contest any final action or decision taken by any Governmental Body challenging the consummation of the Transactions contemplated by this Agreement.

7.3.            Operations Prior to the Closing Date.  From the date of this Agreement until the Closing, except as contemplated, permitted or required by this Agreement or as may be necessary to comply with Applicable Law, Seller shall operate and carry on the Business in all material respects in the ordinary course consistent with past practice.

7.4.            Additional Fixed Assets and Assigned Contracts.

(a)            Between the date of this Agreement and the Closing Date, Seller may add additional or replacement leasehold improvements, equipment, furniture, fixtures and other personal property to the Business in the ordinary course of business consistent with past practice and, to the extent still use in the Business as of the Closing Date, such items shall be deemed to constitute additional Fixed Assets for the purposes of this Agreement, provided that Seller shall obtain the consent of Buyer (which consent shall not be unreasonably withheld) if the aggregate net book value of such additional items as of the Closing Date is expected to exceed $25,000.

(b)            Seller agrees to use commercially reasonable efforts to identify, as soon as practicable after the execution and delivery of this agreement, any additional Contracts to which Seller or any Affiliate thereof is a party and that relate solely to the Business. To the extent agreed by the parties, such Contracts shall be deemed to be additional Assigned Contracts for the purposes hereof.

7.5.            Preserve Accuracy of Representations and Warranties; Notification of Certain Matters.

(a)            Each party shall promptly notify the other of any action, suit or proceeding that shall be instituted or threatened against such party to restrain, prohibit or otherwise challenge the legality of any transaction contemplated by this Agreement.

(b)            During the period prior to the Closing Date, Seller will notify Parent of (i) any lawsuit, claim, proceeding or investigation that is threatened, brought, asserted or commenced against Seller which would have been listed in Section 5.9 of the Seller Disclosure Schedule if such lawsuit, claim, proceeding or investigation had arisen prior to the date hereof and (ii) any notice or other communication from any third Person alleging that the consent of such third Person is or may be required in connection with the Transactions contemplated by this Agreement.

ARTICLE VIII

ADDITIONAL AGREEMENTS

8.1.            Taxes.

(a)            All real property Taxes, personal property Taxes and other ad valorem Taxes levied with respect to the Purchased Assets for a taxable period which includes (but does not end on) the Closing Date shall be apportioned between Seller, on one hand, and Buyer, on the other, based on the number of days of such taxable period included in the portion of such taxable period on and before the Closing Date (the “Pre-Closing Tax Period”) and the number of days of such taxable period after the Closing Date (the “Post-Closing Tax Period”).  Seller shall be liable for the proportionate amount of such Taxes that is attributable to the Pre-Closing Tax Period and Buyer shall be liable for the proportionate amount of such Taxes that is attributable to the Post-Closing Tax Period.

(b)            Notwithstanding any provision in this Section 8.1 or Section 13.9 to the contrary, all Transfer Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) attributable to the sale or transfer of the Business, the Purchased Assets or the Assumed Liabilities, as well as the cost of the filing of all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, shall be borne and paid one half by Seller and one half by Buyer when due, and each of Seller and Buyer shall file all necessary Tax Returns and other documentation required to be filed by it with respect to all such Taxes, fees and charges, and, if required by applicable law, the parties will, and will cause their Affiliates to, file or join in the execution of any such Tax Returns and other documentation; provided that each of Seller and Buyer shall use reasonable efforts to avail itself of any available exemptions from and collection of any such Transfer Taxes, and each of Seller (and its Affiliates) and Buyer (and its Affiliates) shall cooperate with the other party in providing information and documentation that may be necessary to obtain such exemption.

(c)            After the Closing Date, each of Seller and Buyer shall (and cause their respective Affiliates to):

(i)            assist the other party in preparing any Tax Returns which such other party is responsible for preparing and filing;

(ii)            cooperate in preparing for any audits of, or disputes with taxing authorities regarding, any Tax Returns relating to the Business or the Purchased Assets;

(iii)            make available to the other and to any taxing authority as reasonably requested all information, records and documents in respect of Taxes relating to the Business or the Purchased Assets;

(iv)            provide notice to the other in writing of any Tax audits or assessments in respect of Taxes relating to the Business or the Purchased Assets for taxable periods for which the other has a Liability under this Section 8.1 or otherwise; and

(v)            furnish the other with copies of all material correspondence received from any taxing authority in connection with any Tax audit or information request relating to Taxes of the Business or the Purchased Assets for Taxable periods for which the other party may have a Liability under this Section 8.1 or otherwise.

(d)            Notwithstanding anything to the contrary in this Agreement, the obligations of the parties set forth in this Section 8.1 shall survive until the expiration of the applicable statutes of limitation with respect to Taxes (taking into account any extensions or waivers thereof).

8.2.            Employees.

(a)            Employment Arrangements.  Buyer shall offer employment to each of the Designated Employees effective as of 12:01 A.M. on the day following the Closing Date.  Prior to or following the execution and delivery of this Agreement, Buyer shall ask each Designated Key Employee to execute and deliver an Employee Letter.

(b)            Access.  Following the execution and delivery of this Agreement, Seller shall arrange to provide Buyer with an opportunity to interview each of the Designated Employees and shall provide Buyer reasonable access to, and facilitate meetings with, the Designated Employees for the purposes of making announcements concerning and preparing for the consummation of the Transactions contemplated herein, including providing the Designated Employees with training in advance of the Closing Date with respect to any of Buyer’s systems or procedures that are different from the systems and procedures employed by Seller in the Business. provided that such meetings shall be scheduled so as to not interfere with the normal conduct of the Business.

(c)            COBRA; WARN.  Buyer shall provide continuation health care coverage to all Transferred Employees and their qualified beneficiaries who incur a qualifying event after the Closing Date in accordance with, and to the extent required under, the continuation health care coverage requirements of Section 4980D of the Code and Sections 601 through 608 of ERISA (“COBRA”).  Seller shall be responsible for providing (i) continuation coverage and all related notices to the extent required by law to any Transferred Employees (or qualified beneficiaries) who incur a “qualifying event” under COBRA on or before the Closing Date and (ii) all notices and severance in lieu of notice to any Employees who incur an employment loss on or before the Closing Date in accordance with, and to the extent required under, WARN.

8.3.            Agreement not to Enforce Restrictive Covenants.  From and after the Closing Date, neither Seller nor any Affiliate shall seek to enforce any Restrictive Covenant against any of the Transferred Employees based on actions of such Transferred Employees as employees of Buyer (or any Affiliate or successor of Buyer or any purchaser of all or part of the Business from Buyer), and Seller, on behalf of itself and its Affiliates, hereby releases any claims against any Transferred Employee based on such actions.  It is further agreed that: (i) for the purpose of any obligations owed by the Transferred Employees to Seller and its Affiliates to protect confidential or proprietary information, from and after the Closing Date neither Seller nor any Affiliate shall seek to enforce any restrictive covenant prohibiting disclosure or use of information relating to the Business that has been provided to Buyer as part of its due diligence investigation or which otherwise constitutes part of the Purchased Assets and (ii) the Transferred Employees are intended third-party beneficiaries of the provisions of this Section 8.3.

8.4.            Roseland Lease.  Buyer shall not exercise any renewal or extension right or otherwise extend the term of the Roseland Lease beyond its current expiration date of April 30, 2009 except with the prior written consent of Seller.

8.5.            Transition Services.  Between the date hereof and the Closing Date, the parties will mutually determine whether it is necessary or appropriate for Seller and its Affiliates to provide any transition services to Buyer for a limited period following the Closing in order to ensure the ability of Buyer to carry on the Business without disruption pending full integration of the Business into Buyer’s systems and/or replacement of support services provided by Seller and its Affiliates to the Business with services of outside vendors.  To the degree that the parties identify any such services, they agree to negotiate in good faith the terms on which such services may be provided to Buyer, including reimbursement of Seller’s or its Affiliates’ costs of providing same.

ARTICLE IX

CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER

The obligations of Buyer under this Agreement shall, at the option of Buyer,  be subject to the satisfaction, on or prior to the Closing Date, of the following conditions:

9.1.            No Misrepresentation or Breach of Covenants and Warranties.  Seller shall have performed in all material respects all covenants and agreements required to be performed by them under this Agreement on or prior to the Closing Date.  The representations and warranties of Seller in Article V hereto that are qualified as to materiality (including Material Adverse Effects) shall be true and correct and those not so qualified shall be true and correct in all material respects, in each case when made and at and as of the Closing Date with the same effect as though made at and as of such date, other than representations and warranties that speak as of another specific date or time prior to the date hereof (which need only be true and correct as of such date or time) and except for changes therein specifically permitted by this Agreement or resulting from any action expressly consented to in writing by Buyer or any action permitted by Section 7.4.  There shall have been delivered to Buyer a certificate to such effect, dated the Closing Date, signed on behalf of Seller by an authorized officer thereof.

9.2.            No Illegality.  No statute, rule, regulation, order or decree of a Governmental Body shall have been enacted, entered, promulgated and remain in effect that prohibits or makes illegal consummation of any of the Transactions contemplated hereby.

9.3.            No Restraint or Litigation.  No action, suit, investigation or proceeding by any Governmental Body shall have been instituted or threatened to restrain or prohibit or otherwise challenge the legality or validity of the Transactions contemplated hereby.

9.4.            Necessary Governmental Approvals.  The parties shall have received all approvals and actions of or by, and shall have made all filings and given all notices to, FINRA and all other Governmental Bodies that are necessary to consummate the Transactions contemplated hereby.

9.5.            Employment Arrangements.  Joseph Mannello and at least 37 of the other Designated Employees shall have become Transferred Employees (and, in the case of Designated Key Employees shall have executed and delivered Employment Letters) and shall not, as a result of death or any illness, injury or other disability, be unable to perform the essential functions of their respective jobs with or without reasonable accommodation

9.6.            Clearing Agreement.  Buyer and Pershing shall have entered into a clearing agreement with respect to Customer Accounts relating to the Transferred Customer

Records being transferred to Buyer (the “New Pershing Clearing Agreement”) substantially in the form of the draft heretofore presented to Buyer by Pershing (but with pricing mutually satisfactory to Buyer and Pershing).

ARTICLE X

CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER

The obligations of Seller under this Agreement shall, at the option of Seller, be subject to the satisfaction, on or prior to the Closing Date, of the following conditions:

10.1.          No Misrepresentation or Breach of Covenants and Warranties.  Parent and Buyer shall have performed in all material respects all covenants and agreements required to be performed by it under this Agreement on or prior to the Closing Date.  The representations and warranties of Parent in Article VI that are qualified as to materiality shall be true and correct and those not so qualified shall be true and correct in all material respects, in each case when made and at and as of the Closing Date with the same effect as though made at and as of such date, other than representations and warranties that speak as of another specific date or time prior to the date hereof (which need only be true and correct as of such date or time) and except for changes therein specifically permitted by this Agreement or resulting from any transaction expressly consented to in writing by Seller.  There shall have been delivered to Seller a certificate to such effect, dated the Closing Date and signed on behalf of Parent by an authorized officer of Parent.

10.2.          No Illegality.  No statute, rule, regulation, order or decree of a Governmental Body shall have been enacted, entered, promulgated and remain in effect that prohibits or makes illegal consummation of the Transactions contemplated hereby.

10.3.          No Restraint or Litigation.  No action, suit or proceeding by any Governmental Body shall have been instituted or threatened to restrain, prohibit or otherwise challenge the legality or validity of the Transactions contemplated hereby.

10.4.          Seller’s FINRA Approval.  Seller shall have obtained all approvals required from FINRA required to consummate the Transactions contemplated hereby.

10.5.          Buyer’s Regulatory Approvals.  Buyer shall remain registered with the SEC and in good standing as a broker-dealer and shall have obtained any approvals from, and provided any notices to, FINRA or any other self-regulatory organization required for Buyer to consummate the Transactions contemplated hereby and to operate the Business upon Closing.

10.6.          Necessary Governmental Approvals.  The parties shall have received any other approvals and actions of or by, and shall have made any other filings and given all notices to, any other Governmental Bodies that are necessary to consummate the Transactions contemplated hereby.

ARTICLE XI

INDEMNIFICATION

11.1.          Indemnification by Seller.

(a)            Seller agrees to indemnify and hold harmless each Buyer Group Member from and against any and all Losses and Expenses incurred by such Buyer Group Member in connection with or arising from:

(i)             any breach of any warranty or representation of Seller contained herein;

(ii)            any breach by Seller of any of its covenants or agreements herein; or

(iii)           any Excluded Liability;

(iv)           any Liabilities arising out of or resulting from any breach by Seller or any Affiliate prior to the Closing Date of any provision of the Roseland Lease or any Assigned Contract;

(v)            any Liabilities of Seller or any Affiliate in respect of any Excluded Assets;

(vi)           any Liabilities of Seller or any Affiliate in respect of any lawsuits, claims, suits, proceedings or investigations relating to Seller or the conduct of the Business prior to the Closing Date;

(vii)          any Liabilities arising out of or resulting from non-compliance by Seller or any Affiliate prior to the Closing Date with any Laws applicable to the Business or the Purchased Assets;

(viii)         any Liabilities of Seller or any Affiliate under any accounts payable, whether or not relating to the Business; and

(ix)           any Liabilities of Seller or any Affiliate to the Employees (including the Transferred Employees), other than Liabilities described in Section 11.2(a)(iii).

provided, however, that:

(A)            Seller shall not be required to indemnify and hold harmless under clause (i) of this Section 11.1(a) with respect to Losses and Expenses incurred by Buyer Group Members unless the aggregate amount of such Losses and Expenses subject to indemnification by Seller exceeds $100,000, whereupon the Buyer Group Members shall be entitled to be indemnified for all such Losses and Expenses;

(B)            in no event shall the aggregate amount required to be paid by Seller for indemnification pursuant to clause (i) of this Section 11.1(a) exceed: (1) 20% of the Purchase Price with respect to any representations and warranties other than those set forth in Sections 5.1. 5.2. 5.5, 5.6 and 5.11 (the “Excluded Seller Representations”) or (2) 100% of the Purchase Price with respect to all representations and warranties of the Seller contained in Article V; and

(C)            no breach by Seller of any representation, warranty, covenant or agreement in this Agreement shall be deemed to be a breach of this Agreement for any purpose hereunder, and neither Buyer nor any Affiliate of Buyer shall have any claim or recourse against Seller or its directors, officers, employees, Affiliates, controlling persons, agents, advisors or representatives with respect to such breach, if Buyer or any Affiliate of Buyer had, prior to the execution of this Agreement, actual knowledge of such breach.

(b)            The indemnification provided for pursuant to clause (i) of Section 11.1(a) shall terminate six (6) months after the Closing Date (and no claims shall be made by any Buyer Group Member under clause (i) of Section 11.1(a) thereafter), except that the indemnification by Seller shall continue as to:

(i)             the Excluded Seller Representations, as to which no time limitation shall apply;

(ii)            the representations and warranties set forth in Section 5.3, as to which the indemnification provided for pursuant to clause (i) of this Section 11.1 shall terminate upon the expiration of the applicable statutes of limitations with respect to Taxes (taking into account any extensions or waivers thereof); and

(iii)           any Loss or Expense of which any Buyer Group Member has notified Seller in accordance with the requirements of Section 11.3 on or prior to the date such indemnification would otherwise terminate in accordance with this Section 11.1(b), as to which the obligation of Seller shall continue until the liability of Seller shall have been determined pursuant to this Article XI, and Seller shall have reimbursed all Buyer Group Members for the full amount of such Loss and Expense in accordance with this Article XI.

11.2.          Indemnification by Parent.

(a)            Parent agrees to indemnify and hold harmless each Seller Group Member from and against any and all Losses and Expenses incurred by such Seller Group Member in connection with or arising from:

(i)             any breach of any warranty or representation of Buyer contained herein;

(ii)            any breach by Buyer of any of its covenants or agreements contained herein;

(iii)           any Liabilities relating to the employment of the Transferred Employees by Buyer following the Closing Date, including all compensation, benefits, severance, workers compensation and welfare benefit claims and employment-related liabilities;

(iv)           any Assumed Liabilities;

(v)            the operation of the Buyer’s business, including the use of the Purchased Assets in the operation thereof, after the Closing Date.

provided, however, that:

(A)            Parent shall not be required to indemnify and hold harmless under clause (i) of this Section 11.2(a) with respect to Losses and Expenses incurred by Seller Group Members unless the aggregate amount of such Losses and Expenses subject to indemnification by Parent exceeds $100,000, whereupon the Seller Group Members shall be entitled to be indemnified for all such Losses and Expenses;

(B)            in no event shall the aggregate amount required to be paid by Parent pursuant to clause (i) of this Section 11.2(a) exceed 20% of the Purchase Price.

(b)            The indemnification provided for pursuant to clause (i) of Section 11.2(a) shall terminate six (6) months after the Closing Date (and no claims shall be made by Seller under Section 11.2(a) thereafter), except that the indemnification by Buyer shall continue as to:

(i)             the representations and warranties set forth in Sections 6.1, 6.2 and 6.3, as to which no time limitation shall apply;

(ii)            any Loss or Expense of which Seller has notified Buyer in accordance with the requirements of Section 11.3 on or prior to the date such indemnification would otherwise terminate in accordance with this Section 11.2(b), as to which the obligation of Buyer shall continue until the liability of Buyer shall have been determined pursuant to this Article XI, and Buyer shall have reimbursed all Seller Group Members for the full amount of such Loss and Expense in accordance with this Article XI.

11.3.          Notice of Claims.

(a)            Any Buyer Group Member or Seller Group Member (the “Indemnified Party”) seeking indemnification hereunder shall give to the party obligated to provide indemnification to such Indemnified Party (the “Indemnitor”) a written notice (a “Claim Notice”) describing in reasonable detail the facts giving rise to any claim for indemnification hereunder and shall include in such Claim Notice (if then known) the amount or the method of computation of the amount of such claim, and a reference to the provision of this Agreement upon which such claim is based; provided that a Claim Notice in respect of any pending or threatened action at law or suit in equity by or against a third Person as to which indemnification will be sought (each such action or suit being a “Third Person Claim”) shall be given promptly, but in no event more than ten (10) Business Days following such Indemnified Party’s receipt of such Third Person Claim; provided, further, that failure to give such notice within such ten (10) Business Day period shall not relieve the Indemnitor of its obligations hereunder except to the extent it shall have been prejudiced by such failure.  The Indemnitor shall have twenty (20) Business Days from receipt of the Claim Notice (the “Notice Period”) to notify the Indemnified Party whether or not it desires to defend the Indemnified Party against such Third Person Claim.

(b)            In calculating any Loss or Expense, such Loss or Expense shall be (i) reduced by any insurance recovery payable in respect thereof (and no right of subrogation shall accrue hereunder to any insurer); and (ii) reduced by any indemnity, contribution or other similar recovery payable to the Indemnified Party (other than pursuant to this Agreement) with respect to such Loss or Expense.

11.4.          Third Person Claims.

(a)            If the Indemnitor fails to notify the Indemnified Party by the expiration of the Notice Period that it desires to defend the Indemnified Party against any Third Person Claim, then the Indemnitor shall not have the right to assume the defense of such Third Person Claim. In such event, the Indemnified Party shall have the right to conduct and control, through counsel of its choosing, the defense of any Third Person Claim against such Indemnified Party as to which indemnification will be sought by any Indemnified Party from any Indemnitor hereunder, and in any such case the Indemnitor shall cooperate in connection therewith and shall provide access to employees and such records, information and testimony and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested by the Indemnified Party in connection therewith; provided, that:

(i)             the Indemnitor may participate, through counsel chosen by it and at its own expense, in the defense of any such Third Person Claim as to which the Indemnified Party has so elected to conduct and control the defense thereof; and

(ii)            the Indemnified Party shall not, without the written consent of the Indemnitor (which consent shall not be unreasonably withheld), pay, compromise or settle any such Third Person Claim.

Notwithstanding the foregoing, the Indemnified Party shall have the right to pay, settle or compromise any such Third Person Claim without such consent, provided, that in such event the Indemnified Party shall waive any right to indemnity therefor hereunder.

(b)            Subject to Section 11.4(a), if the Indemnitor notifies the Indemnified Party by the expiration of the Notice Period that it desires to defend the Indemnified Party against any Third Person Claim, then the Indemnitor shall have the right to conduct and control, through counsel of its choosing, the defense, compromise or settlement of any such Third Person Claim against such Indemnified Party as to which indemnification will be sought by any Indemnified Party from any Indemnitor hereunder if the Indemnitor has acknowledged and agreed in writing that, if the same is adversely determined, the Indemnitor has an obligation to provide indemnification to the Indemnified Party in respect of the full amount thereof, and in any such case the Indemnified Party shall cooperate in connection therewith and shall provide access to employees and such records, information and testimony and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested by the Indemnitor in connection therewith; provided, that the Indemnified Party may participate, through counsel chosen by it and at its own expense, in the defense of any such Third Person Claim as to which

the Indemnitor has so elected to conduct and control the defense thereof.   If the Indemnitor elects to direct the defense of any such claim or proceeding, the Indemnified Party shall not pay, or permit to be paid, any part of such Third Person Claim unless the Indemnitor consents in writing to such payment (which consent shall not be unreasonably withheld) or unless a final judgment from which no appeal may be taken by or on behalf of the Indemnitor is entered against the Indemnified Party for such Third Person Claim

11.5.          Adjustment to Purchase Price.  For all Tax purposes, Buyer and Seller agree to treat (and shall cause each of their respective Affiliates to treat) any indemnity payment under this Agreement as an adjustment to the purchase price for the Purchased Assets (to the extent that there remains purchase price as calculated for United State federal income Tax purposes after taking into account any applicable prior indemnity payments), unless a final determination (which shall include the execution of an IRS Form 870-AD or successor form) provides otherwise.

11.6.          Exclusive Remedies.  Except for remedies that cannot be waived as a matter of law and injunctive and provisional relief (including specific performance), if the Closing occurs, this Article XI shall be the exclusive remedy (other than equitable remedies) available to any Indemnified Party against any Indemnitor with regard to breaches of this Agreement.  Each party hereto shall take all reasonable steps to mitigate its Losses and Expenses upon and after becoming aware of any event which could reasonably be expected to give rise to any Losses and Expenses for which it intends to seek indemnification hereunder.

11.7.          Survival of Obligations.  Except as otherwise expressly provided herein, all representations, warranties, covenants and obligations contained in this Agreement shall survive the consummation of the Transactions contemplated by this Agreement for the periods provided in Sections 11.1(b) and 11.2(b).

ARTICLE XII

TERMINATION

12.1.          Termination.  Anything contained in this Agreement to the contrary notwithstanding, this Agreement may be terminated at any time prior to the Closing Date:

(a)            by the mutual written consent of Buyer and Seller;

(b)            by either Buyer or Seller if:

(i)         a Governmental Body shall have issued an order, decree or ruling or taken any other action (which order, decree or ruling the parties hereto shall use their reasonable efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the Transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable; or

(ii)         the Closing shall not have occurred on or before June 30, 2008 (or such later date as may be mutually agreed to by Buyer and Seller) (the “Upset Date”); provided that the right to terminate this Agreement pursuant to this Section 12.1(b)(ii) shall not be available to any party that has breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the failure of the Closing to occur;

(c)            by Buyer in the event of any material breach by Seller of any of Seller’s agreements, covenants, representations or warranties contained herein which would give rise to the failure of a condition set forth in Article IX and which breach is not cured within twenty (20) days after receipt of notice from Buyer requesting such breach to be cured;

(d)            by Seller in the event of any material breach by Buyer of any of Buyer’s agreements, covenants, representations or warranties contained herein which would give rise to the failure of a condition set forth in Article X and which breach is not cured within twenty (20) days after receipt of notice from Seller requesting such breach to be cured;

12.2.          Notice of Termination.  Any party desiring to terminate this Agreement pursuant to Section 12.1 shall give notice of such termination to the other party to this Agreement.

12.3.          Effect of Termination.  If this Agreement is terminated pursuant to this Article XII, all further obligations of the parties under this Agreement (other than Sections 13.1 and 13.9) shall be terminated without further liability of any party to the other, provided that nothing herein shall relieve any party from liability for its fraud or willful breach of this Agreement.

ARTICLE XIII

GENERAL PROVISIONS

13.1.          Confidential Nature of Information.

(a)            Each party agrees that it will, and will cause its agents and representatives to, treat in confidence all documents, materials and other information which it shall have obtained regarding the other party during the course of the negotiations leading to the consummation of the transactions contemplated hereby (whether obtained before or after the date of this Agreement), the investigation provided for herein and the preparation of this Agreement and other related documents (“Confidential Information”), and, if the transactions contemplated hereby are not consummated, each party will return to the other party all copies of nonpublic documents and materials which have been furnished in connection therewith; provided, that each party shall be permitted to retain one copy of such nonpublic documents and materials in confidential restricted access files for disclosure only as may be required by Law or in the event a dispute arises with the other party or parties hereto.

(b)            Seller further acknowledges and agrees that it will not disclose to any competitor of the Business any confidential or proprietary information that it or any of its Affiliates possess relating to the Business.

(c)            No Confidential Information may be communicated by any party to any third Person (other than, in the case of Buyer, to its Affiliates, counsel, accountants, financial advisors or lenders, and in the case of Seller, to its Affiliates, counsel, accountants or financial advisors).  No other party shall use any Confidential Information in any manner whatsoever except solely for the purpose of evaluating the proposed purchase and sale of the Purchased Assets; provided, however, that after the Closing Buyer may use or disclose any confidential information included in the Purchased Assets.  Notwithstanding the foregoing, the obligation of each party to treat the Confidential Information in confidence shall not apply to any information which (i) is or becomes available to such party from a source other than the other party, (ii) is or becomes available to the public other than as a result of disclosure by such party or its agents, (iii) is required to be disclosed under applicable law, regulation or judicial process, but only to the extent it must be disclosed, or (iv) such party reasonably deems necessary to disclose to obtain any of the consents or approvals contemplated hereby.

13.2.          No Public Announcement.  Parent intends to issue a press release announcing the execution and delivery of this Agreement, the form of which has been approved by Seller.  Neither Parent or Buyer, on the one hand, nor Seller, on the other hand, shall, without the approval of the other, make any other press release or other public announcement concerning the Transactions contemplated by this Agreement, except as and to the extent that any such party shall be so obligated by law or the rules of any stock exchange, in which case the other party shall be advised and the parties shall use their best efforts to cause a mutually agreeable release or announcement to be issued.

13.3.          Notices.  All notices or other communications required or permitted hereunder shall be in writing and shall be deemed given or delivered when delivered personally or when sent by facsimile or one (1) Business Day after having been dispatched by a nationally recognized overnight courier service addressed as follows:

If to Parent or Buyer, to:

Broadpoint Securities Group, Inc.
One Penn Plaza
42nd Floor
New York, NY 10119
Facsimile: (212) 273-7191
Attention:  General Counsel

with a copy to:

Sidley Austin LLP
787 Seventh Avenue
New York, NY 10019
Facsimile: 212-839-5599
Attention:  Duncan N. Darrow

If to Seller, to:

BNY Capital Markets Inc.

c/o The Bank of New York Mellon Corporation
One Wall Street
New York, NY  10286
Facsimile:  212-635-1070
Attention:  General Counsel

or to such other address as such party may indicate by a notice delivered to the other party hereto.

13.4.          Successors and Assigns.  The rights of either party under this Agreement shall not be assignable by such party without the written consent of the other, provided that Buyer may assign any of its rights under this Agreement to Parent or any wholly-owned subsidiary of Parent.  Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns.  The successors and permitted assigns hereunder shall include, in the case of Buyer, any permitted assignee as well as the successors in interest to such permitted assignee (whether by merger, liquidation (including successive mergers or liquidations) or otherwise).  Nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any Person other than the parties and successors and assigns permitted by this Section 13.4 any right, remedy or claim under or by reason of this Agreement.

13.5.          Access to Records after Closing.

(a)            For a period of seven (7) years after the Closing Date, Seller and its representatives shall have reasonable access to all of the books and records of the Business transferred to Buyer hereunder to the extent that such access may reasonably be required by Seller in connection with matters relating to or affected by the operations of the Business prior to the Closing Date. Such access shall be afforded by Buyer upon receipt of reasonable advance notice and during normal business hours. Seller shall be solely responsible for any costs or expenses incurred by it pursuant to this Section 13.5.

(b)            For a period of seven (7) years after the Closing Date, Buyer and its representatives shall have reasonable access to all of the books and records relating to the Business which Seller or any of its Affiliates may retain after the Closing Date. Such access shall be afforded by Seller and its Affiliates upon receipt of reasonable advance notice and during normal business hours. Buyer shall be solely responsible for any costs and expenses incurred by it pursuant to this Section 13.5.

(c)            In the event that Parent is required to include pre-Closing financial information regarding the Business in any of its filings with the SEC or any state securities commissioners after the Closing Date, Seller will reasonably cooperate with Buyer in preparing such financial information.

13.6.          Entire Agreement; Amendments.  This Agreement and the Exhibits, Schedules and Disclosure Schedules referred to herein contain the entire understanding of the parties hereto with regard to the subject matter contained herein or therein, and supersede all prior agreements, statements or understandings (oral or written), including the Memorandum of

Understanding dated January 18, 2008 between Parent and Seller.  The Confidentiality Agreement shall expire in accordance with its terms on the Closing Date.  This Agreement shall not be amended, modified or supplemented except by a written instrument signed by an authorized representative of each of the parties hereto.

13.7.          Partial Invalidity.  Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.

13.8.          Waivers.  Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the party or parties entitled to the benefit thereof.  Any such waiver shall be validly and sufficiently authorized for the purposes of this Agreement if, as to any party, it is authorized in writing by an authorized representative of such party.  The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision.  No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

13.9.          Expenses.  Except as otherwise expressly provided herein, each party hereto will pay its own costs and expenses incident to its negotiation and preparation of this Agreement and the other Transaction Documents and to its performance and compliance with all agreements and conditions contained herein or therein on its part to be performed or complied with, including the fees, expenses and disbursements of its counsel and accountants.

13.10.        Execution in Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the parties hereto and delivered to each of Seller and Buyer.  Delivery of an executed counterpart of a signature page to this Agreement shall be as effective as delivery of a manually executed counterpart of this Agreement.

13.11.        Further Assurances.  Seller shall take all commercially reasonable steps and actions on or after the Closing Date as Buyer may reasonably request or as may otherwise be necessary to put Buyer in actual possession or control of the Purchased Assets.  In addition, from time to time following the Closing, each party hereto shall execute and deliver, or cause to be executed and delivered, to the other party such other instruments of conveyance and transfer as such party may reasonably request or as may be otherwise necessary to make effective the Transactions contemplated by this Agreement and the other agreements contemplated herein and to provide the other party with the intended benefits of this Agreement and the other agreements contemplated herein.

13.12.        Governing Law.  This Agreement shall be governed by and construed in accordance with the internal laws (as opposed to the conflicts of law provisions) of the State of New York.

13.13.        Submission to Jurisdiction; Waiver of Jury Trial.  The parties hereto hereby irrevocably submit in any suit, action or proceeding arising out of or related to this Agreement or any of the Transactions contemplated hereby or thereby to the jurisdiction of the United States District Court for the Southern District of New York and the jurisdiction of any court of the State of New York located in the City of New York and waive any and all objections to jurisdiction that they may have under the laws of the State of New York or the United States.  Each of the parties hereto hereby waives trial by jury in any action to which they are parties involving, directly or indirectly, any matter in any way arising out of, related to or connected with this Agreement and the Transactions contemplated hereby.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed the day and year first above written.

BROADPOINT SECURITIES GROUP, INC.

By:	/s/ Lee Fensterstock
Name: Lee Fensterstock
Title: Chairman and Chief Executive Officer

BROADPOINT CAPITAL, INC.

By:	/s/ Lee Fensterstock
Name: Lee Fensterstock
Title: Chairman and Chief Executive Officer

BNY CAPITAL MARKETS, INC.

By:	/s/ Ian Stewart
Name: Ian Stewart
Title: President